UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB Number: . . . . . . . . 3235-0065 Expires: . . . . . . . . October 31, 2014 Estimated average burden hours per response. . . . . .. . . . 972.32
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MULTRI PRECISION, LLC

(Exact name of registrant as specified in its charter)

Connecticut

(State or other jurisdiction of incorporation or organization)

3451 Precision Turned Product Manufacturer

(Primary Standard Industrial Classification Code Number)

06-1142946

(I.R.S. Employer Identification Number)

115 Main Street, Oakville, CT 06779

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

InCorp Services, Inc., 1622 Main Street, East Hartford, CT 06108 (800) 246 2677

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

As soon as practicable after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer☐

Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)

Smaller reporting company ☐

SEC 870 (02-08)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Units	8,000,000	$0.25	$2,000,000	$257.60

These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell those securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

DATED November 1, 2013

SUMMARY PROSPECTUS

MULTRI PRECISION, LLC

8,000,000 Units of Class A Units

This prospectus relates to the sale of up to 8,000,000 Class A Units of Multri Precision, LLC, a Connecticut corporation. The price for each unit is $___.

Our principal location is at 115 Main Street, Oakville, Connecticut 06779, and our telephone number is 860 274 2536.

This investment involves risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the selling security holder has not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “Multri Precision”, “Multri”, “the Company”, “we”, “us” and “our” refer to Multri Precision, LLC, a Connecticut corporation, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis”, and the Consolidated Financial Statements, before making an investment decision.

About Our Company

Multri Precision, LLC manufactures precision machined components in almost every type of material for several different types of industries. Originally founded in 1985 through the buyout of two small manufacturers, the Company is seeking to capitalize on certain industry developments and trends, and to grow through more acquisitions. The Company’s organizational documents create two classes of Units: Class A Units have been authorized for issuance to investors and carry one vote per Unit, and Class B Units have been authorized for use in employee equity incentive programs and carry no votes.

Multri has operated out of the same 8,000 square foot facility in Oakville, Connecticut for approximately 25 years. The Company operates 36 different types of metal fabricating machines. Both on its existing machines, and in its existing facility there is room to expand the volume of output Moreover, the Company has had several of its key customers for over 20 years, and within that customer base there is room to increase both the number of parts ordered and the quantity of those orders.

The market served by the Company is approximately $15 Billion per year in the United States, and is growing annually at a rate of approximately 4-7%. The Company has historically secured effectively all of its business through word of mouth. It has never had a sales person, a marketing brochure, or even a website.

Where You Can Find Us

Our current principal location is 115 Main Street, Oakville, Connecticut 06779. Our corporate telephone number is (860) 274 2536.

The Offering

This prospectus relates to the sale of 8,000,000 Class A Units. The price for each unit is $0.25.

Class A Units Offered:	8,000,000

Class A Units Outstanding	16,000,000

Before the Offering:

Class A Units Outstanding	16,000,000

After this Offering:

Use of Proceeds:	100% of the proceeds will be used for “rolling up” and consolidating companies in the same market with compatible products lines and/or compatible customer bases.

Risk Factors:	An investment in our Class A Units involves risk. See “Risk Factors” beginning on Page 5 of this prospectus.

RISK FACTORS

An investment in our Class A Units involves risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Class A units. If any of the following risks occur our business, operating results, and financial condition could be seriously harmed. Please note that throughout this prospectus the words “we”, “our”, or “us” refer to the Company.

Risks Related to our Business

Our business is dependent on the overall manufacturing sector.

We manufacture precision parts which are, in turn, incorporated into assemblies and sub-assemblies that are used by manufacturers in their final product. If the overall economy suffers a downturn, and the manufacturing sector requires less of such assemblies and sub-assemblies, then our business may suffer accordingly.

Our business is exposed to fluctuations in the cost of raw materials.

We generate our price quotes to customers based upon the prices for raw materials, such metal and plastic rods and bars, we are quoted at the time of the beginning of the order. Given that some orders may require multiple releases of parts that may take up to a year to complete, our profit margins are vulnerable to rises in raw materials prices above what we have incorporated into our own job costing.

Our business must compete with both domestic and foreign competitors.

As manufacturers have moved some of their own assembly plants overseas, and as U.S.-based manufacturing plants become more global in their sourcing of parts and components, we must compete with both U.S.-based parts manufacturers and with foreign-based manufactures as well.

Our existing shareholders may suffer dilution as we issue more units to raise more capital.

As we grow the business non-organically, we plan to issue more shares to raise the capital to acquire more companies in the same industrial sector. These additional issuances will depend on the size of the proposed acquisition, and may result in a dilution of the percentage of shares held by existing shareholders at that time.

Our business may not be able to effectively manage the accelerated growth brought on by the acquisitions.

Acquiring additional businesses as part of our consolidation strategy will generate new complexities associated with the increasing size of the company. There is no guarantee that we will be able to meet those challenges as the company experiences the rapid growth that will come from those acquisitions.

Our business may not be able to recruit enough qualified workers to complete the additional orders from the acquisitions.

As we acquire businesses, our staffing needs will grow commensurately. Because the company manufactures precision parts which require skilled labor to set up and run the various machines, we will need to recruit more such skilled staff to meet the increased work load. There is no guarantee that we will be able to recruit enough skilled labor at a fast enough pace to meet the growing production schedule.

Our business may not be able to master the new technologies which are being tested in the industry.

There are currently w technologies being tested in the company’s market. These new technologies carry the promise of being able to reduce the cost of production through better management of data and through changing the actual way in which similar parts are manufactured. The businesses that master these new technologies may enjoy a significant cost benefit in attracting new business. There is no guarantee that we will be able to master these new technologies, and effectively deploy them in our production efforts.

Our business may be adversely impacted by new regulations which increase our cost structure.

There are, or might be, new regulations governing taxation, health care, and environmental control that may impact the company and add another, or increase an already existing, cost for the company.

Risks Related to Our Stock

To complete additional acquisitions, we will raise additional capital through sales of our units, which may adversely affect the market price of our units and your rights in us may be reduced.

Future acquisitions as part of our consolidation strategy will require additional capital, and in order to meet those funding requirements, we will sell additional units in transaction similar in size to our initial sale of securities. The sale or proposed sale of substantial amounts of our units in public markets may adversely affect the market price of our units, and our unit price may decline. Our unit holders may experience dilution and a reduction in the price they are able to obtain upon sale of their units. Also, new equity securities issued may have greater rights, preferences, or privileges than our exiting Class A units.

There is no assurance of an established public trading market.

A regular trading market for our Class A units may not be sustained in the future. FINRA has enacted changes that limit quotation on the OTCQB to securities of issuers that are current in their reports with the SEC. The OTCQB is an inter-dealer, over-the-counter market that provides less liquidity that a listing on a national securities exchange. Quotes for stocks included on the OTCQB are not listed in the financial sections of newspapers as are those listed on national exchanges. Market prices for our Class A units will be influenced by a number of factors, including:

●	the issuance of new equity securities pursuant to a future offering;
●	competitive developments;
●	variations in quarterly operating results;
●	change in financial estimates by securities analysts;
●	the depth and liquidity of the market for our Class A units;
●	investor perceptions of our company and the manufacturing sectors generally; and
●	general economic and other national conditions.

Our Class A units are considered “penny stock” and, as a result, it may be difficult to trade a significant number of share of our Class A units.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Because our Class A units will be priced below $5.00 upon effectiveness of this registration statement, and because we may not meet the requirements of an exemption our securities may be treated as “penny sock” accord to SEC rules. This designation requires any broker or dealer selling those secures disclose certain information concern the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suited to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Class A units and may affect the ability of investors to sell their shares.

USE OF PROCEEDS

The proceeds of sale of Class A units will be used for acquiring and integrating other similar businesses as part of the company’s consolidation strategy.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of Class A units owned, the number of Class A units registered by this prospectus and the number and percent of outstanding units that the selling shareholder will own after the sale of the registered shares, assuming all shares are sold.

The company owns the shares being registered and sold as treasury stock issued for the purpose of raising capital to fund acquisitions of similar businesses as part of its consolidation strategy.

Beneficial Ownership of Class A Units Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Class A Units Prior to this Offering
Selling Shareholder	Number of Shares	Percentage of Class	Under this Prospectus (1)	Number of Shares (2)	Percentage of Class (3)
Multr Precision, LLC 115 Main Street Oakville, CT 06779	8,000,000	50%	8,000,000	0	0

Total	8,000,000	50%	8,000,000	0	0%

(1)

The number of shares set forth in the table includes an estimate of the number of units to be offered by the selling shareholder. We have assumed all of the units offered under this prospectus will be sold. However, as the selling shareholder can offer all, some, or none of its units, no definitive estimate can be given as to the number of units that the selling shareholder will offer or sell under this prospectus.

(2)	Assumes the sale of all units offered by the selling shareholder.
(3)	Based on 16,000,000 Class A units outstanding after the completion of the offering.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 8,000,000 Class A units at such times and at such places as it chooses. The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the Class A units by the selling shareholder may be effected from time to time in one of more transactions. Any of the Class A units may be offered for sale, from time to time, by the selling shareholder, or by permitted transferees or successors of the selling shareholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The Class A units may be sold by one or more of the following:

●

On the OTCQB or any other national stock exchange or automated quotation system on which our Class A units are traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

●	Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:
o	Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

o	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

●	Ordinary brokerage transactions.

●	Directly to one or more purchasers.

●	A combination of these methods.

Any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions, or commissions, received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions, and commissions under the Securities Act.

The selling shareholder or its underwriters, dealers, and agents may sell the Class A units to or through underwriters, dealers, or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or re-allowed. Underwriters, dealers, brokers, or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers, and agents who participate in the distribution of the units may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions, received by them or any profit on the resale of units by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of Class A units, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers, or agents will be set forth in a prospectus supplement.

DESCRIPTION OF SECURITIES

General

Our original certificate of incorporation authorized 16,000,000 Class A units, no par value. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Class A Units

As of September 30, 2013, 16,000,000 shares of Class A Units were issued and outstanding. Holders of the units are entitled to one vote for each unit on all matters submitted to a unit holder vote. [The Company’s organizational documents also create 16,000,000 Class B Units, which carry no votes, for use in the Company’s employee equity incentive programs; no Class B Units have been issued as of the date of this Prospectus.]

Dividends

The Company will pay cash dividends on our Class A units, which shall be declared by the Board of Directors and the manager of the LLC at such time and at such place as they deem in the best interests of the company.

DESCRIPTION OF BUSINESS

Overview

Multri Precision, LLC was originally organized as a partnership in 1985, and converted to a limited liability company in 2013 upon acquisition by Charollais Capital Corporation, an investment management firm. Multri manufactures precision machined components in almost every type of material for several different types of industries. The Company has operated out of the same factory in Oakville, Connecticut for over 25 years.

Charollais Capital Corporation is a professional investment management firm with experience in both transactions to consolidate fragmented industries and in restructurings to bring new technologies to old industries. Charollais has already begun to negotiate and agree to terms for bolt-on acquisitions of similar businesses.

Market

The precision machining industry is an approximately $15 Billion per year industry, with decreasing capacity and increasing demand.

With regard to the decreasing capacity, the majority of owners in the highly-fragmented industry are at or over retirement age, and there is rarely a second level of management to continue the enterprise when the owner leaves. At the same time as older owners are retiring and seeking buyers or just closing their shops, there are almost no new precision machining businesses being established. The result of these trends is that each year there are fewer precision machining companies to meet the rising need for parts and components.

With regard to the increasing demand, the precision machining industry is forecast to grow by approximately 7% for each of the next five years. As indicated in the National Tooling and Machining Association chart below, which compiles market sentiment in the precision machining industry, those forecast are reflected in the industry’s optimism.

The most significant trends to influence the industry have been the use of automation and the expansion of manufacturing activity in China. With regard to the former, the switch from traditional spindle machines to computer managed units has dramatically increased the productivity of precision machining businesses; hence, the resulting paradox of less employment in the sector, but ever increasing output.

With regard to the latter, the movement of manufacturing facilities to China was most acutely felt in the 2001 – 2003 time frame, when a shake-out of precision machining companies took place. Weaker companies failed, and the stronger companies expanded to pick up the unfilled orders. Today, however, as shown in the chart below, the labor advantage that drove so much off-shoring has largely been recaptured and labor costs in the US have grown surprisingly competitive.

In the general manufacturing sector, the trend to moving production facilities off-shore has leveled off (and in some industries begun to return to the US), but more importantly, as indicated in the chart below, the overall output of the American manufacturing sector has continued to increase in any event.

Strategy

Consolidations. The company will acquire and consolidate similar businesses. We will move over all customer jobs and run them on existing machines. We will move only specialized machines and liquidate the rest. Most such target companies have been in business for thirty years or longer, so they tend to have a vast wealth of customer information that can be targeted for additional growth.

Information Technology. The company will convert all of its paper customer, inventory, certification, and production and quality control systems from paper to digital and integrate those new databases into a customer-enable website. The precision machining industry, with the exception of a few large companies, remains awash in paper and unconnected silos of information. Digitizing and integrating these systems will dramatically improve customer relations, and inventory, production and quality control.

Additive Manufacturing. The Company will begin using additive manufacturing, also known as 3D printing, to begin making all of it prototypes and demonstration parts. Although additive manufacturing is still in its nascent stages for use in making the types of parts at the volumes that precision machining companies produce, we believe that the costs and procedures for bringing that technology into industrial production are getting closer to becoming cost-effective, at which time it will provide companies with that capability a significant competitive advantage.

Transactions

Structure We will structure the acquisitions as asset purchases, unless there is a compelling reason to acquire the legal entity as well, such as governmental or key customer approvals. In most cases, there will only be one selling shareholder, so the transactions can be concluded fairly quickly. Moreover, in most cases, there will be no debt on the company beyond equipment financing, so bank approvals in the event of staggered payments will not be necessary. In most cases, the purchase price will be paid through an initial payment of 10 – 20 % and then quarterly payments over 2 – 3 years.

Multiples. We expect to pay between 2.5 to 3.5 times EbITDA for each of the acquisitions. During the post-acquisition integration, we expect to be able to reduce that transaction multiple range to approximately 1.5 to 2.5 times EbITDA. Specifically, we expect the reductions in the transaction multiple to be generated from i) auctioning off the duplicative machinery; ii) liquidating other non-essential assets; iii) eliminating duplicative insurance policies; iv) eliminating rent and other property expenses from the acquired company; v) eliminating duplicative office and communications expenses; and vi) eliminating duplicative back-office expenses, such as accounting and tax preparation services. There will also be gains from increased inventory ordering and larger scrap amounts, but those will be harder to quantify in the immediate period after the transaction.

Targeting. Charollais has begun the process of contacting both potential acquisitions directly, and also intermediaries representing sellers to build a universe of target companies. As of September 30, 2013, a substantial pool of acquisition candidates have been developed and the preliminary terms of sale have been agreed. Those terms are consistent with the general transaction multiples considerations described above. Charollais and Multri meet weekly to discuss the acquisition candidates, and jointly determine which ones make the best fit, based on such considerations as type of work, type of machinery, any joint customers, and any opportunity for expansion of geography, customer base, or service capabilities.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A units offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Class A units and out company please review the registration statement, including exhibits, schedules, and reports as filed as a part thereof. Statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to the registration statement set forth the material terms of such contract or other document bit are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits ad schedules thereto, may be inspected at public reference facilities of the SEC at 100 F street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Multri Precision, LLC
Condensed Balance Sheets (Unaudited)
	30-Sep-13	12-Dec-12
ASSETS
Current Assets
Cash	$23,495	$18,547
Receivables	$53,663	$46,551
Prepaid Expenses	$3,750	$2,328
Total Current Assets	$80,908	$67,426
Other Assets
Property & Equipment	$504,663	$498,570
Accumulated Depreciation	$(487,591)	$(487,591)
Net Other Assets	$17,072	$10,979

Total Assets	$97,980	$78,405
LIABILITIES
Current Liabilities
Accounts Payable	$46,887	$35,697
Accrued Expenses - Related Party	$9,000	$15,595
Total Current Liabilities	$55,887	$51,292
Long Term Liabilities
Truck Loans	$0	$13,112
Working Capital Loan	$35,849	$22,044
Total Long Term Liabilities	$35,849	$35,156
Capital
Shareholders' Capital	$6,244	$(8,043)

Total Liabilities and Shareholders' Capital	$97,980	$78,405

Multri Precision, LLC
Statement of Operations (Unaudited)
	30-Sep-13	12-Dec-12

Revenue	$408,701	$527,855

Cost of Goods Sold
Material	$103,512	$134,512
Tools	$8,003	$8,966
Supplies	$12,759	$13,095
Direct Labor	$99,531	$123,872
Total Cost of Goods Sold	$223,805	$280,445
Gross Profit	$184,896	$247,410

Expenses
Employees Welfare	$20,446	$27,747
Inspection Supplies	$905	$1,650
Insurance	$6,928	$9,543
Interest & Bank Fees	$901	$1,514
Laundry	$1,878	$2,336
Utilities	$8,836	$10,885
Office Expenses	$6,007	$8,953
Postage	$432	$668
Professional Fees	$3,011	$3,353
Rent	$23,742	$28,857
Repairs & Maintenance	$773	$1,718
Salaries	$42,907	$81,772
Telephones	$1,014	$1,373
Total Expenses	$117,780	$180,369
Net Income (Loss) before Interest, Taxes, Depreciation & Amortization	$67,116	$67,041

Interest Income	$0	$0

Taxes	$6,994	$10,244

Depreciation & Amortization	$2,117	$4,325

Net Income (Loss)	$58,005	$52,472

Net Income (Loss) Per Share	$0.0073	N/A

Total Shares Authorized and Outstanding During Period	8,000,000	N/A

Statement of Changes in Stockholder Ownership

	Class A Units		Class B Units		Total
	Units	Par	Units	Par
Issued to CIM	8,000,000	$300,000	−	−	$300,000
Issued to Company	8,000,000	$0	−	−	$0

Balance	16,000,000	$300,000	−	−	$300,000

MULTRI PRECISION, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2013

(UNAUDITED)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATIONS

(A)	Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in Accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

Activities during the development stage include developing the business plan and raising capital.

(B)	Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C)	Cash

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D)	Earnings/ Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, “Earnings per Share.” As of March 31, 2013 and 2012, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.

(E)	Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

(F)	Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2009, the Company adopted guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all federal or state income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. As of December 31, 2012 and 2011 there were no amounts that had been accrued in respect to uncertain tax positions.

None of the Company’s federal or state income tax returns is currently under examination by the Internal Revenue Service (“IRS”) or state authorities. However, fiscal years 2009 and later remain subject to examination by the IRS and respective states.

(G)	Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments. Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

(H)	Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation. Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718. FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments. In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I)	Business Segments

The Company operates in one segment and therefore segment information is not presented.

(J)	Recent Accounting Pronouncements

In February 2013, FASB issued Accounting Standards Update 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date (a consensus of the FASB Emerging Issues Task Force). This guidance requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. This stipulates that (1) it will include the amount the entity agreed to pay for the arrangement between them and the other entities that are also obligated to the liability and (2) any additional amount the entity expects to pay on behalf of the other entities. The objective of this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements. The amendments in this update are effective for fiscal periods (and interim reporting periods within those years) beginning after December 15, 2013. This standard is not expected to have a material impact on the Company’s reported results of operations or financial position.

In February 2013, FASB issued Accounting standards update 2013-02, Comprehensive Income Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. This update requires an entity to provide information amount the amount reclassified out of accumulated other comprehensive income by component. The entity is also required to disclose significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting periods. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other discourses required under U.S. GAAP that provide additional detail about those amounts. The objective in this Update is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update should be applied prospectively for reporting periods beginning after December 15, 2012. This standard is not expected to have a material impact on the Company’s reported results of operations or financial position.

(K)	Reclassification

The 2013 financial statements have been reclassified to conform to the 2012 presentation.

(L)	Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for automobiles. In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the three months ended March 31, 2013 and 2012.

NOTE 1	EQUIPMENT

At September 30, 2013 the Company’s equipment is as follows:

Multri Precision, LLC
Equipment (Unaudited)
	As of Sep 31, 2013	As of Dec 31, 2012

Primary Machining	$455,916	$455,916
Secondary Machining	$37,640	$37,640
Tooling and Quality	$5,791	$2,337
Office and Administrative	$5,316	$2,677
Accumulated Depreciation	$(487,591)	$(487,591)

Total Property & Equipment	$17,072	$10,979

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on October 14, 2013.

Multri Precision, LLC
(Registrant)

/s/ Mark James Procopio, Chairman
By (Signature and Title)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark James Procopio
(Signature)

Chairman
(Title)

October 14, 2013
(Date)